Exhibit 10.1


LOAN AND SECURITY AGREEMENT


by and between


CTC COMMUNICATIONS CORP.
as Borrower,


and


GOLDMAN SACHS CREDIT PARTNERS L.P. and
FLEET NATIONAL BANK
as Lenders,
and

FLEET NATIONAL BANK

as Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Arrangement, Structuring & Syndication Agent

Dated as of September 1, 1998

LOAN AND SECURITY AGREEMENT


THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of September 1, 1998, between and among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), GOLDMAN SACHS CREDIT PARTNERS L.P., a Bermuda limited partnership, as an agent for the Lenders (in such capacity, "Arrangement, Structuring & Syndication Agent"), with a place of business located at 85 Broad Street, New York, New York 10004, FLEET NATIONAL BANK, a national banking association, with a place of business located at One Federal Street, Boston, Massachusetts 02110, as an agent for the Lenders (in such capacity, "Agent"), and CTC COMMUNICATIONS CORP., a Massachusetts corporation ("Borrower"), with its chief executive office located at 360 Second Avenue, Waltham, Massachusetts 02451.
The parties agree as follows:
1.	DEFINITIONS AND CONSTRUCTION.
1.1	Definitions.
  As used in this Agreement, the following terms shall have the following definitions:
"Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, General Intangible, or Negotiable Collateral.
"Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale, license, or lease of goods or General Intangibles or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.
"Advances" has the meaning set forth in Section 2.1(a).
"Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.
"Agent" means Fleet, solely in its capacity as an agent for the Lenders, and shall include any successor Agent.
"Agent Account" has the meaning set forth in Section 2.9
"Agent's Liens" means the Liens on the Collateral granted by Borrower to Agent for the benefit of the Lender Group under this Agreement and the other Loan Documents.
"Agent Priority Collateral" means all Collateral other than the Cisco Priority Collateral.
"Agent-Related Persons" means Agent and any successor agents together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.
"Agreement" has the meaning set forth in the preamble hereto.
"Annualized Quarterly Revenues" means the product of four (4) times either
(a) for measurement periods that coincide with the end of a fiscal quarter of Borrower, the fiscal quarterly revenues of Borrower for that quarter, or (b) for measurement periods the end of which do not coincide with the end of a fiscal quarter of Borrower, the prior full fiscal quarter's revenues plus any revenues thus far accrued in the current fiscal quarter as of any interim measurement date less the comparable revenues accrued for the comparable interim measurement period from the previous quarter. "Applicable Collections Period" means the number of days set forth below as of any date of determination during the period corresponding thereto:
Period	Days
Closing Date through March 31, 1999	120
April 1, 1999 through April 30, 1999	118
May 1, 1999 through May 31, 1999	115
June 1, 1999 through June 30, 1999	113
July 1, 1999 through July 31, 1999	111
August 1, 1999 through August 31, 1999	109
September 1, 1999 through September 30, 1999	106
October 1, 1999 through October 31, 1999	104
November 1, 1999 through November 30, 1999	102
December 1, 1999 through December 31, 1999	100
January 1, 2000 through January 31, 2000	97
February 1, 2000 through February 29, 2000	95
March 1, 2000 through March 31, 2000	93
April 1, 2000 and thereafter	90

"Applicable Prepayment Premium" means (a) from the Closing Date through
February 28, 2000, 2%, and (b) thereafter, 0%; provided, however, that if Borrower in good faith requests an increase in the maximum Capital
Expenditure covenant contained in Section 7.21, and such request is denied by the Lender Group, then from the date of such denial through the date that is 120 days after the date of such denial, the Applicable Prepayment
Premium shall be 0%.
"Arrangement, Structuring and Syndication Agent" means GSCP, solely in its capacity as an agent for the Lenders, and shall include any successor Arrangement, Structuring and Syndication Agent.
"Assignee" has the meaning set forth in Section 15.1.
"Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit A-1 attached hereto.
"Authorized Person" means any officer or other employee of Borrower.
"Average Unused Portion of Maximum Revolving Amount" means, as of any date of determination, (a) the Maximum Revolving Amount, less (b) the sum of
(i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the
Letter of Credit Usage during the immediately preceding month.
"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. sec
 101 et seq.), as amended, and any successor statute.
"Base Rate" means, as of any date of determination, the variable rate of interest, per annum, most recently publicly announced by The Chase
Manhattan Bank, or any successor thereto, as its prime lending rate in effect at its principal office in New York City, irrespective of whether such announced rate is the best rate available from such financial institution, and such institution may make loans at rates of interest above, or below any such announced prime lending rate.
"Bell Atlantic Agreements" means those certain agreements entered into between Borrower and Bell Atlantic with respect to the resale of telecommunications services by Borrower.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35)
of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA
Affiliate has been an "employer" (as defined in Section 3(5) of ERISA)
within the past six years.
"Borrower" has the meaning set forth in the preamble to this Agreement. "Borrower's Books" means all of Borrower's books and records including:
ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.
"Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders, or Agent on behalf thereof, to Borrower.
"Borrowing Base" has the meaning set forth in Section 2.1(a).  Anything in
Section 2.1(a) to the contrary notwithstanding, following any acquisition by Borrower of any Person or business, the approval of Required Lenders shall be required before any Collections of such acquired Person or business may be included within the calculation of the Borrowing Base.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.
"Capital Expenditures" means expenditures made or liabilities incurred for the acquisition of fixed assets or improvements, replacements, substitutions, or additions thereto that are required to be accounted for as capital expenditures under GAAP, including the total principal portion of Capitalized Lease Obligations.
"Capitalized Lease Obligation" means any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Change of Control" shall be deemed to have occurred at such time as:  (a)
a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2)
of the Exchange Act), other than a Permitted Holder, becomes the
"beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than the Threshold Percentage of the total voting power of all classes of Stock then outstanding entitled to vote in the election of directors (1) of Borrower prior to the consummation of the Holding Company Reorganization, or (2) of New Holding Company from and after consummation of the Holding Company Reorganization, (b) a majority of members of the board of directors of Borrower shall not be Continuing Directors; (c) Borrower shall cease to own and control, directly and of record, 100% of the issued and outstanding capital Stock of each of the Subsidiaries of Borrower; or (d) from and after consummation of the
Holding Company Reorganization, (1) a majority of members of the board of directors of New Holding Company shall not be Holding Company Continuing Directors, or (2) New Holding Company shall cease to own and control, directly and of record, 100% of the issued and outstanding capital Stock of Borrower.
"Cisco" means Cisco Systems, Inc. and/or Cisco Systems Capital
Corporation.
"Cisco Financing Documents" shall have the meaning set forth in the
Intercreditor Agreement.
"Cisco Priority Collateral" has the meaning ascribed to such term in the Intercreditor Agreement.
"Closing Date" means the date of the first to occur of the making of the initial Advance or the issuance of the initial Letter of Credit.
"Closing Date Business Plan" means the set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to each Lender in its sole and absolute discretion.
"Code" means the New York Uniform Commercial Code.
"Collateral" means all of Borrower's right, title, and interest in and to each of the following:
(a)	the Accounts,
(b)	Borrower's Books,
(c)	the Equipment,
(d)	the General Intangibles,
(e)	the Inventory,
(f)	the Investment Property,
(g)	the Negotiable Collateral,
(h)	any money, or other assets of Borrower that now or
hereafter come into the possession, custody, or control of any member of the Lender Group, and
(i)	the proceeds and products, whether tangible or
intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts,
Borrower's Books, Equipment, General Intangibles, Inventory, Investment
Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.
"Collateral Access Agreement" means a landlord waiver or consent, mortgagee waiver or consent, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the
Equipment or Inventory, in each case, in form and substance satisfactory to Agent.
"Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
"Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment"
on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Commitment may be adjusted from time to time in accordance with the provisions of Section
15.1, and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-2 and delivered by the chief accounting officer of Borrower to
Agent.
"Continuing Director" means, as of any date of determination, a member of the board of directors of Borrower who (a) was a member of the board of directors of Borrower on the Closing Date, or (b) was nominated to be a member of the board of directors of Borrower by a majority of the
Continuing Directors then in office to fill a vacancy left by the death, expiration of term, permanent disability, or resignation of a Continuing Director.
"Copyright Security Agreement" means that certain Copyright Security
Agreement, in form and substance satisfactory to Agent, to be executed and delivered by Borrower in favor of Agent, for the benefit of the Lender
Group.
"Daily Balance" means the amount of an Obligation owed at the end of a given day.
"deems itself insecure" means that Agent (a) believes, in good faith, that Borrower has committed fraud, made an intentional misrepresentation, is diverting Collections from the Lockbox Account, or is concealing or converting any portion of the Collateral, and (b) deems itself insecure with respect thereto in accordance with the provisions of Section 1208 of the code.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Deposit Account Security Agreement" means a Deposit Account Security
Agreement, in form and substance satisfactory to Agent, by Borrower in favor of Agent, for the benefit of the Lender Group.
"Designated Account" means account number 0796788396 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Agent.
"Designated Account Bank" means Fleet National Bank, whose office is located at One Federal Street, Boston, Massachusetts, and whose ABA number is 011000138.
"Dollars" or "$" means United States dollars.
"Early Termination Premium" has the meaning set forth in Section 3.6.
"EBITDA" means, with respect to any fiscal period, Borrower's net earnings
(or loss) before interest expense, taxes, amortization, and depreciation for such period, and excluding extraordinary or non-recurring income and expenses, in each case as determined in accordance with GAAP.
"Eligible Transferee" means: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $250,000,000; provided that such bank is acting through a branch or agency located in the United
States; (c) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000; (d) any Affiliate (other than individuals) of a pre-existing Lender; (e) so long as no Event of
Default has occurred and is continuing, any other Person approved by Agent and Borrower; and (f) during the continuation of an Event of Default, any other Person approved by Agent.
"Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974, 29
U.S.C. sec. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.
"ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to
ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any party subject to
ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).
"ERISA Event" means (a) a Reportable Event with respect to any Benefit
Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA),
(d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a
Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a
Multiemployer Plan, or (g) providing any security to any Plan under
Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of
their ERISA Affiliates.
"Event of Default" has the meaning set forth in Section 8.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.
"Existing Lender" means Fleet National Bank, a national banking association.
"Fabbricatore" means Mr. Robert Fabbricatore.
"Fabbricatore Related Parties" means Fabbricatore, the Family Members of Fabbricatore, Fabbricatore Family Trusts, and any wholly owned Subsidiary of any combination of the foregoing.
"Fabbricatore Family Trusts" means trusts or other estate planning vehicles established for the benefit of the Family Members of
Fabbricatore.
"Family Member" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.
"FEIN" means Federal Employer Identification Number.
"Fleet" means Fleet National Bank, a national banking association, in its capacity as a Lender.
"Funding Date" means the date on which a Borrowing occurs.
"Funds Flow Agreement" means an agreement among Borrower and the Lender
Group regarding the extensions of credit to be made on the Closing Date, and the related flow of funds, the form and substance of which shall be satisfactory to Agent.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.
"Governing Documents" means, with respect to any person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.
"GSCP" means Goldman Sachs Credit Partners L.P., a Bermuda limited partnership, in its capacity as a Lender.
"Governmental Authority" shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Holding Company Continuing Director" means, as of any date of determination, a member of the board of directors of New Holding Company who (a) was a member of the board of directors of Borrower on the Closing
Date and is elected to the board of directors of New Holding Company, or
(b) was nominated to be a member of the board of directors of New Holding
Company by a majority of the Holding Company Continuing Directors then in office to fill a vacancy left by the death, expiration of term, permanent disability, or resignation of a Holding Company Continuing Director.
"Holding Company Guaranty" means a general continuing guaranty in form and substance satisfactory to Agent, to be executed and delivered by New
Holding Company to Agent at the time of the Holding Company
Reorganization.
"Holding Company Reorganization" means the reorganization, on terms reasonably satisfactory to the Lender Group, of Borrower into a holding company structure in which the New Holding Company owns 100% of the issued and outstanding stock of Borrower.
"Indebtedness" means: (a) all obligations of Borrower for borrowed money,
(b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of
Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all Capitalized Lease
Obligations, (d) all obligations or liabilities of others secured by a
Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-
made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other
Person.
"Indemnified Liabilities" has the meaning set forth in Section 11.3.
"Indemnified Person" has the meaning set forth in Section 11.3.
"Insolvency Proceeding" means any proceeding commenced by or against any
Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
"Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.
"Intercreditor Agreement" means an Intercreditor Agreement between Agent
(on behalf of the Lender Group) and Cisco in form and substance satisfactory to each Lender.  By entering into the Intercreditor Agreement on behalf of the Lender Group, Agent shall bind each member of the Lender
Group to the terms thereof.
"Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.
"Investments" means, with respect to any Person, all investments by such
Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising from the sale of gods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Stock, or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP
"Investment Property" means "investment property" as that term is defined in Section 9-115 of the Code.
"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
"Legal Requirements" means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits.
"Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1 hereof.
"Lender Group" means, individually and collectively, each of the individual Lenders, Agent, and Arrangement, Structuring and Syndication
Agent.
"Lender Group Expenses" means all:  costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the
Loan Documents that are paid or incurred by the Lender Group; fees or charges paid or incurred by the Lender Group in connection with the Lender Group's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC (or equivalent) searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals, and including out-of-pocket appraisal costs and expenses paid to third party appraisers employed or utilized by Agent to conduct any such appraisals), costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral or the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Agent in examining Borrower's Books or in performing examinations or audits with respect to the Collateral, including out-of-pocket costs and expenses paid to third parties employed or utilized by Agent to conduct such examinations or audits; costs and expenses of third party claims or any other suit paid or incurred by the
Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender
Group's relationship with Borrower (or any of its Subsidiaries party to one or more Loan Documents); and the Lender Group's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring,"
or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought. The foregoing notwithstanding, unless an Event of Default has occurred and is continuing and all the Obligations are currently due and payable (either by their terms or following acceleration), Borrower shall not be responsible for paying the fees, expenses, or disbursements of more than one set of attorneys for the
Lender Group except that, in connection with the initial closing, Borrower shall be responsible, in addition to the reasonable fees, expenses, and disbursements of the attorneys employed by GSCP (consisting of Brobeck,
Phleger & Harrison LLP, and Skadden, Arps, Slate, Meagher & Flom LLP, as
special counsel to GSCP with respect to the Intercreditor Agreement), for fees, expenses, and disbursements of attorneys employed by Fleet not to exceed $7,500 in the aggregate.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, managing directors, partners, employees, counsel, agents, and attorneys-
in-fact of such Lender and such Lender's Affiliates.
"Letter of Credit" has the meaning set forth in Section 2.2(a).
"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.
"Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
"Loan" means each related set of Advances made by the Lenders.
"Loan Account" has the meaning set forth in Section 2.12.
"Loan Documents" means this Agreement, the Copyright Security Agreement
(from and after the date that it is executed and delivered), the Deposit
Account Security Agreement, the Funds Flow Agreement, the Letters of
Credit, the Lockbox Agreements, the Stock Pledge Agreement (from and after the date that it is executed and delivered), the Warrants, the
Intercreditor Agreement, the Holding Company Guaranty (from and after the date that it is executed and delivered), any note or notes executed by
Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.
"Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.
"Lockbox Agreements" means those certain Lockbox Operating Procedural
Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Agent, each of which is among Borrower, Agent, and one of the Lockbox Banks.
"Lockbox Bank" means Fleet.
"Lockboxes" has the meaning set forth in Section 2.9.
"Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that the
Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Agent's Liens with respect to the Collateral.
"Maturity Date" has the meaning set forth in Section 3.4.
"Maximum Revolving Amount" means $75,000,000.
"Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any
ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.
"Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.
"Net Funded Debt" means the total Indebtedness of Borrower, reduced by the amount of cash and cash equivalents of Borrower on hand as of any date of measurement thereof.
"Network Capex" means capital expenditures by Borrower relative to bridges, routers, or other equipment related to the network developed or to be developed by Borrower.  The foregoing notwithstanding, "Network
Capex" shall not include capital expenditures by Borrower made relative to Borrower's network operations center, network design, systems integration,
MIS systems, branch expansion, or corporate headquarters.
"Network Services Group" means an internal division of Borrower that comprises personnel and related infrastructure capable of operating, and whose function is to operate, the network developed or to be developed by Borrower, and capable of providing Borrower's services to its customers with respect to such network.
"New Capital Proceeds" means the net proceeds received by New Holding
Company from any offerings of debt or equity securities after the Closing
Date.
"New Holding Company" means a Delaware corporation to be created as part of the Holding Company Reorganization for the purpose of owning 100% of the issued and outstanding shares of stock of Borrower.
"Obligations" means all loans, Advances, debts, principal, interest
(including any interest that, but for the provisions of the Bankruptcy
Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination
Premiums), liabilities (including all amounts charged to Borrower's Loan
Account pursuant hereto), obligations, fees, charges, costs, or Lender
Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to the Lender Group of any kind and description (whether pursuant to or evidenced by the Loan
Documents or pursuant to any other agreement between the Lender Group and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that the Lender Group may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.
"Old Bell Atlantic Collections" means Collections with respect to past due claims of Borrower against Bell Atlantic or its Subsidiaries arising out of or related to Borrower's former agency relationship with Bell Atlantic or its Subsidiaries.
"Overadvance" has the meaning set forth in Section 2.5.
"Participant" has the meaning set forth in Section 15.1(e).
"Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Agent, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to
Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.
"PBGC" means the Pension Benefit Guaranty Corporation as defined in Title
IV of ERISA, or any successor thereto.
"Permits" of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental
Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.
"Permitted Distributions" means dividends or distributions by Borrower to
New Holding Company made after the effective date of the Holding Company Reorganization pursuant to a budget submitted in advance by Borrower to
Agent and approved in advance by the Lender Group in its reasonable discretion, for the purpose of paying the portion of reasonable holding company overhead, public filing costs, accounting costs, and like expenses reasonably allocable to Borrower (but not the portion of any such costs or expenses reasonably allocable to other Subsidiaries of New Holding Company that are not Subsidiaries of Borrower); provided that in no event shall such dividends or distributions be made or used for the purpose of paying interest, fees, costs, or expenses with respect to Indebtedness of New
Holding Company or of any Subsidiary of New Holding Company.
"Permitted Holder" means the Fabbricatore Related Parties or the Spectrum
Related Parties.
"Permitted Liens" means (a) Liens held by Agent for the Benefit of the
Lender Group, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) Purchase Money Liens securing Purchase Money Indebtedness, (f)
Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases (to the extent that such leases are entered into in conformity with any applicable provisions of this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (j) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse
Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (k) Liens on the Collateral granted to Cisco pursuant to the terms of the Cisco Financing Documents that are the subject of the
Intercreditor Agreement; and (l) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the
Collateral by Borrower or the value of the Liens of Agent on behalf of the
Lender Group thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.
"Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Agent, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the
Liens of Agent on behalf of the Lender Group in and to the Collateral.
"Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.
"Projections" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means:
(a) with resect to a Lender's obligation to make Advances and receive payments of interest and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Commitment to make Advances, as set forth on Schedule C-1, by (ii) all such Commitments of all Lenders to make Advances, as set forth on Schedule C-1;
(b) with respect to a Lender's obligation to participate in Letters of
Credit, and receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lenders sub-Commitment to participate in the Letters of Credit, as set forth on Schedule C-1, by (ii) all such sub-Commitments of all Lenders to participate in the Letters of Credit, as set forth on Schedule C-1; and
(c) with respect to all other matters (including the indemnification obligations arising under Section 17.7), the percentage obtained by dividing (i) such Lender's aggregate Commitments to make Advances and to participate in the Letters of Credit, as set forth on Schedule C-1, by
(ii) the aggregate Commitments of all Lenders to make Advances and to participate in the Letters of Credit, as set forth on Schedule C-1.
"Purchase Money Indebtedness" means Indebtedness incurred to enable the
Borrower to acquire rights in any item of Collateral.
"Purchase Money Liens" means a Lien on an item of Collateral (a) taken by the seller of such item of Collateral to secure all or part of its price;
or (b) taken by a Person who by making advances or incurring an obligation gives value to enable the Borrower to acquire rights in or use of collateral if such value is in fact so used.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.
"Regulatory Change" means any adoption, interpretation, or change of any statute, law, order, regulation, or directive.
"Reportable Event" means any of the events described in Section 4043(c) of
ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.
"Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate 70.00% of the Commitments, or if the Commitments have been terminated irrevocably, 70.00% of the Obligations then outstanding.
"Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.
"Revolving Facility Usage" means, as of any date of determination, the sum of the aggregate amount of Advances outstanding.
"Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrower to the issuer of the letter of credit with respect to the transaction for which the Letter of Credit was executed and delivered (to the extent such reimbursement obligations are subject to such Letter of Credit), consisting of (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid and made available by the issuing bank to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise; and (c) all accrued and unpaid interest, fees and expenses with respect thereto. For purposes of determining the outstanding amount of
Risk Participation Liability, the maximum amount potentially owing under any Letter of Credit will be considered outstanding unless the bank which is the issuer of such Letter of Credit reports daily activity to Agent showing actual outstanding amounts remaining available to be drawn under such Letter of Credit.
"Settlement Date" has the meaning set forth in Section 2.5(c)(ii).
"Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such
Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.
"Spectrum Related Parties" means Spectrum Equity Investors, L.P. and any of its Subsidiaries.
"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"Stock Pledge Agreement" means a stock pledge agreement, in form and substance satisfactory to Agent, to be executed and delivered by New
Holding Company to Agent at the time of the Holding Company Reorganization with respect to the pledge of the capital Stock of Borrower.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
"Threshold Percentage" means, as of any date of determination, (a) if the aggregate percentage of the total voting power of all classes of Stock of Borrower or New Holding Company, as applicable, then outstanding and beneficially owned (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) by the Permitted Holders equals or exceeds 30%, then the Threshold Percentage is 40%, and (b) if the aggregate percentage of the total voting power of all classes of Stock of Borrower or New Holding
Company, as applicable, then outstanding and beneficially owned (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) by the
Permitted Holders is less than 30%, then the Threshold Percentage is such aggregate percentage.
"VA Sub" means CTC Communications of Virginia Inc., a Virginia corporation, which is a wholly owned Subsidiary of Borrower
"Voidable Transfer" has the meaning set forth in Section 15.8.
"Warrants" means those certain common stock purchase warrants issued to the Lenders or their designees (in accordance with their Pro Rata Shares)
by Borrower, in form and substance satisfactory to Agent and each Lender, on the Closing Date for the purchase of 7.5% of the outstanding shares of Borrower's common stock, $0.01 par value, at an exercise price of $6.75 per share.
"Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such Person are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the year 2000.
1.2	Accounting Terms.
  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term "financial statements" shall include the notes and schedules thereto.  Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis with the Subsidiaries of Borrower unless the context clearly requires otherwise.
1.3	Code.
  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.
1.4	Construction.
  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan
Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may
be.  An Event of Default shall "continue" or be "continuing" until such
Event of Default has been waived in writing by Agent.  Section, subsection, clause, schedule, and exhibit references herein are to this
Agreement unless otherwise specified.  Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable.
1.5	Schedules and Exhibits.
  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.  With the consent of the Lender
Group, which shall not unreasonably be withheld, Borrower from time to time may update or supplement the schedules to the Loan Documents.
2.	LOAN AND TERMS OF PAYMENT.
2.1	Revolving Advances.
(a)	Subject to the terms and conditions of this
Agreement, and during the term of this Agreement, each Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolving Amount less the Letter of
Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.
For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:
				(x)	the lesser of (i) an amount equal to
Borrower's Collections (excluding Old Bell Atlantic
Collections) with respect to Accounts collected from telephone service customers for the Applicable Collections Period
immediately preceding such date, and (ii) $60,000,000, plus
				(y)	$15,000,000, minus
				(z)	the aggregate amount of reserves, if any,
established by Agent hereunder (including Section 2.1(b)).
(b)	Anything to the contrary in this Section 2.1
notwithstanding, Agent shall have the right to establish reserves in such amounts as Agent in its reasonable credit judgment (from the perspective of a secured lender) shall deem necessary or appropriate, against the
Borrowing Base on account of (i) sums chargeable against the Loan Account as Advances under any section of this Agreement or any other Loan
Document, (ii) without duplication of the foregoing, amounts owing by
Borrower to any Person to the extent secured by a Lien, other than a
Permitted Lien securing Purchase Money Indebtedness, on, or trust over, any assets of Borrower, which Lien or trust, in the reasonable determination of Agent, would be likely to have a priority superior to the
Liens of the Lender Group (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law).
(c)	The Lenders shall have no obligation to make
further Advances hereunder to the extent such further Advances would cause the outstanding Obligations to exceed the Maximum Revolving Amount.
(d)	Amounts borrowed pursuant to this Section 2.1 may
be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.
2.2	Letters of Credit.
(a)	Subject to the terms and conditions of this
Agreement, Agent agrees to issue standby letters of credit (each such standby letter of credit, a "Letter of Credit") for the account of
Borrower.  Agent shall have no obligation to issue a Letter of Credit if any of the following would result:
(i)	the Letter of Credit Usage would exceed the lesser
of (A) the Borrowing Base less the amount of outstanding
Advances, or (B) $5,000,000; or
(ii)	the outstanding Obligations would exceed the
Maximum Revolving Amount.
Borrower and the Lender Group acknowledge and agree that certain of the letters of credit that are to be the subject of Letters of Credit may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this
Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Agent in its sole discretion.  If Agent is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Agent and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.8.
(b)	Each Lender agrees to fund its Pro Rata Share of
any Advance made pursuant to Section 2.2(a).  If no such Advance is made, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Letter of Credit, in an amount equal to its Pro Rata
Share of the Risk Participation Liability of such Letter of Credit, and each Lender agrees to pay to Agent such Lender's Pro Rata Share of any payments made by Agent under such Letter of Credit.  The obligation of each Lender to deliver to Agent an amount equal to its respective Pro Rata
Share pursuant to the preceding two sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.2.  If any Lender fails to make available to Agent the amount of such Lender's Pro Rata
Share of any payments made by Agent in respect of such Letter of Credit as provided in this Section 2.2(b), Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.
(c)	Borrower hereby agrees to indemnify, save, defend,
and hold the Lender Group harmless from any loss, cost, expense, or liability, including payments made by the Lender Group, expenses, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit.  Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by the Lender Group and opened to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the
Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the Letters of Credit may require the Lender
Group to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank.  Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any
Letter of Credit as a result of the Lender Group's indemnification of any such issuing bank.
(d)	Borrower hereby authorizes and directs any bank
that issues a Letter of Credit to deliver to Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with such Letter of Credit and the related application.
Borrower shall be the "applicant" or "account party" with respect to such
Letter of Credit.
(e)	Any and all charges, commissions, fees, and costs
incurred by the Lender Group relating to the Letters of Credit shall be considered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent.
(f)	Immediately upon the termination of this
Agreement, Borrower agrees to either (i) provide cash collateral to be held by Agent in an amount equal to 105% of the maximum amount of the
Lender Group's obligations under Letters of Credit, or (ii) cause to be delivered to Agent releases of all of the Lender Group's obligations under outstanding Letters of Credit. At Agent's discretion, any proceeds of
Collateral received by the Lender Group after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(f).
(g)	If by reason of (i) any change in any applicable
law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or the
Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of
Governors of the Federal Reserve System as from time to time in effect
(and any successor thereto):
(i)	any reserve, deposit, or similar requirement is or
shall be imposed or modified in respect of any Letter of
Credit issued hereunder, or
(ii)	there shall be imposed on the issuing bank or the
Lender Group any other condition regarding any Letter of
Credit issued pursuant hereto;
and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing any Letter of Credit, or to reduce the amount receivable in respect thereof the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify
Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances pursuant to Section 2.8(a) or (c), as applicable.
The determination by Agent of any amount due pursuant to this Section
2.2(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
2.3	[Intentionally Omitted].
2.4	Requirements of Law.
(a)	In the event that any Regulatory Change shall:
(i)	change the taxation of any amounts payable to any
Lender under this Agreement or any note issued pursuant hereto in respect of any Advance (other than taxes imposed on the net income of such Lender);
(ii)	impose or modify any reserve, compulsory loan
assessment, special deposit or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any applicable office of such
Lender (including any of such Advances); or
(iii)	impose any other conditions affecting this
Agreement in respect of Advances (or any of such extensions of credit, assets, deposits or liabilities);
and the result of any of the foregoing shall be to increase such Lender's costs of making or maintaining any Advances or any Commitment, or to reduce any amount receivable by such Lender hereunder in respect of any of its Advances or any Commitment, in each case only to the extent that such additional amounts are not already included in the interest rate applicable to such Advances, then the Borrower shall pay on demand to such Lender, through the Agent and from time to time as specified by such
Lender, such additional amounts as such Lender shall reasonably determine are sufficient to compensate such Lender for such increased cost or reduced amount receivable.
(b)	If at any time after the date of this Agreement
any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted after the Closing Date pursuant to, or arising after the Closing Date out of, the July 1988 report of the Basle Committee on Lending Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards",
or the adoption or implementation after the Closing Date of any other
Regulatory Change regarding capital adequacy or any change after the
Closing Date in the interpretation or administration thereof by any
Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of the existence of its obligations hereunder to a level below that which such Lender or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time following written notice by such Lender to the Borrower as provided in paragraph (c) of this Section, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender, through the
Agent, such additional amount or amounts as such Lender shall reasonably determine will compensate such Lender or such Lender's holding company, as the case may be, for such reduction, provided that to the extent that any or all of the Borrower's liability under this Section arises following the date of the adoption of any such Regulatory Change (the "Effective Date"), such compensation shall be payable only with respect to that portion of such liability arising after notice of such Regulatory Change is given by such Lender to the Borrower (unless such notice is given within sixty (60)
days after the Effective Date, in which case such compensation shall be payable in full).
(c)	If any Lender becomes entitled to claim any
additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail the computation of any additional amounts payable pursuant to this Section shall be delivered to the Borrower and the other Lenders promptly after the incurrence of such additional amounts and such certificate shall be presumed correct in the absence of manifest error. The covenants contained in this Section shall survive the termination of this Agreement and the payment of the outstanding Obligations. No failure on the part of any Lender to demand compensation under paragraph (a) or (b) above on any one occasion shall constitute a waiver of its rights to demand compensation on any other occasion. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender for compensation thereunder. In the event that any of the losses or payments for which any Lender or its holding company is compensated under this Section are reimbursed or otherwise restored to such Lender or its holding company for any reason, including the rescission, nullification or retroactive modification of any such
Regulatory Change, such Lender shall reimburse the Borrower accordingly as soon as reasonably practicable.
2.5	Borrowing Procedures and Settlements.
(a)	Procedure for Borrowing.  Each Loan shall be made
upon Borrower's irrevocable request therefor delivered to Agent (which notice must be received by Agent no later than 11:00 a.m. (New York time)
on the Business Day that is the requested Funding Date) specifying (i) the amount of such Loan, and (ii) the requested Funding Date, which shall be a Business Day.
(b)	Disbursement of Funds.  Agent may, on behalf of
the Lenders, disburse funds to Borrower for Loans requested.  If any
Lender fails to pay the amount necessary to adjust such Lender's actual
Pro Rata Share pursuant to Section 2.5(c), Agent shall promptly notify
Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 2.5(b) shall be without premium or penalty. Nothing in this Section 2.5(b) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.5(d), shall be deemed to require Agent to advance funds on behalf of any
Lender or to relieve any Lender from its obligation to fulfill its
Commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)	Settlements.
(i)	The Revolving Facility Usage may fluctuate from
day to day through Agent's disbursement of funds to, and
receipt of funds from, Borrower.  In order to minimize the
frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth herein,
Advances and payments will be settled among Agent and Lenders according to the procedures described in this Section 2.5(c).
These procedures notwithstanding, each Lender's obligation to fund its portion of any Advances made by Agent to Borrower
will commence on the date such Advances are made by Agent.
Such payments will be made by such Lender without set-off,
counterclaim or reduction of any kind.
(ii)	On the second Business Day of each week, or more
frequently (including daily), if the Required Lenders so agree
(each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of each
such Lender's Pro Rata Share of the Revolving Facility Usage as of the close of business of the second Business Day
immediately preceding the Settlement Date.  In the event that payments are necessary to adjust such Lender's actual Pro Rata
Share of the Revolving Facility Usage as of any Settlement
Date to equal the amount of such Lender's required Pro Rata
Share of the Revolving Facility Usage, the party from which
such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 1:00 p.m.
(New York time) on the Business Day immediately following the
Settlement Date.
(d)	Availability of Lender's Pro Rata Share.
(i)	Unless Agent shall have received notice from a
Lender prior to a Funding Date that such Lender will not make available its Pro Rata Share of a Loan requested by Borrower,
Agent may assume that such Lender has made such amount
available to Agent on the Business Day following the next
Settlement Date.  If a Lender has not in fact made its Pro
Rata Share available to the Agent on such date, then such
Lender and Borrower severally agree to pay to Agent forthwith on demand such amount without set-off, counterclaim or
deduction of any kind, together with interest thereon, for
each day from and including the date such amount was to have been made available to Agent by such Lender to, but excluding, the date of payment to Agent, at (a) in the case of such
Lender, the federal funds rate, or (b) in the case of
Borrower, the interest rate applicable under this Agreement
with respect to such Loan.  Until any such amount is paid to
Agent, Agent shall not be obligated to submit to such Lender any payment made by Borrower to Agent with respect to any Loan or any fees or other payments with respect thereto.
(ii)	Nothing contained in this Section 2.5(d) will be
deemed to relieve a Lender of its obligation to fulfill its
commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any such default by
such Lender under this Agreement.
(e)	Return of Payments.
(i)	If Agent pays an amount to a Lender under this
Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without
set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date
such amount is made available by Agent to such Lender to, but excluding, the date of repayment to Agent, at the Federal
Funds Effective Rate, and such payment to such Lender shall be deemed to not have been made.
(ii)	If Agent determines at any time that any amount
received by Agent under this Agreement must be returned to
Borrower or paid to any other person pursuant to any
requirement at law, court order or otherwise, then,
notwithstanding any other term or condition of this Agreement,
Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has
distributed to such Lender, together with interest at such
rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of
any kind.
(f)	Lenders' Failure to Perform.  It is understood
that (i) no Lender shall be responsible for any failure by any other
Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.
(g)	Zero Balance Disbursement Arrangement.  If and
when Borrower establishes with Agent a zero balance disbursement arrangement, any terms and provisions of such arrangement shall govern and control in the event of any inconsistency with the provisions of this
Section 2.5.
2.6	Payments.
(a)	Payments by Borrower.
(i)	All payments to be made by Borrower shall be made
without set-off, recoupment, deduction, or counterclaim,
except as otherwise required by law.  Except as otherwise
expressly provided herein, all payments by Borrower shall be made to Agent for the account of the Lenders at Agent's
address set forth in Section 12, and shall be made in
immediately available funds, no later than 2:30 p.m. (New York time) on the date specified herein.  Any payment received by
Agent later than 2:30 p.m. (New York time), at the option of
Agent, shall be deemed to have been received on the following
Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)	Whenever any payment is due on a day other than a
Business Day, such payment shall be made on the following
Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(iii)	Unless Agent receives notice from Borrower prior
to the date on which any payment is due to the Lenders that
Borrower will not make such payment in full as and when
required, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to
the extent Borrower has not made such payment in full to
Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Base Rate for each day from the date such amount is
distributed to such Lender until the date repaid.
(b)	Apportionment, Application, and Reversal of
Payments.  Except as otherwise provided with respect to defaulting
Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Agent's sole and separate account) shall, as applicable, be apportioned ratably among the
Lenders.  All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Advances or loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by Agent, shall be applied as in the following order:
(i)	to pay any fees, or expense reimbursements then
due to Agent from Borrower;
(ii)	to pay any fees or expense reimbursements then due
to the Lenders from Borrower;
(iii)	to pay interest due in respect of all outstanding
Advances;
(iv)	to pay fees, charges, commission, and costs in
respect of all outstanding Letters of Credit;
(v)	ratably to pay principal of all outstanding
Advances;
(vi)	upon the occurrence and during the continuance of
any Event of Default, or upon the termination of this
Agreement, provide cash collateral to be held by Agent, for
the ratable benefit of the Lender Group, in an amount equal to
105% of the maximum amount of the Lender Group's obligations under Letters of Credit; and
(vii)	ratably to pay any other Obligations due to Agent
or any Lender by Borrower.
(c)	Zero Balance Disbursement Arrangement.  If and
when Borrower establishes with Agent a zero balance disbursement arrangement, any terms and provisions of such arrangement shall govern and control in the event of any inconsistency with the provisions of this
Section 2.6.
2.7	Overadvances.
  If, at any time or for any reason, the amount of Obligations owed by
Borrower to the Lender Group pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2, (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priority set forth in
Section 2.6(b).
2.8	Interest and Letter of Credit Fees:  Rates, Payments, and
Calculations.
(a)	Interest Rate.  Except as provided in clause (b)
of this section, all Obligations (except for undrawn Letters of Credit)
shall bear interest at a per annum rate of 1.75 percentage points above the Base Rate.
(b)	Letter of Credit Fee.  Borrower shall pay Agent
(for the ratable benefit of the Lender Group (in accordance the Lenders'
Pro Rata Shares)) a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(e)) equal to 2.875% per annum times the aggregate undrawn amount of all Letters of Credit.
(c)	Default Rate.  Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except undrawn
Letters of Credit) shall bear interest at a per annum rate equal to 2.0 percentage points above the per annum rate otherwise applicable thereto as set forth in Section 2.8(a), and (ii) the Letter of Credit fee provided in
Section 2.8(b) shall be increased to 4.875% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.
(d)	[Intentionally Omitted].
(e)	Payments.  Interest and Letter of Credit fees
payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof.  Borrower hereby authorizes Agent, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in
Section 2.2(e), (as and when accrued or incurred), the fees and charges provided for in Section 2.13 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to Borrower's
Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.
(f)	Computation.  The Base Rate as of the date of this
Agreement is 8.5% per annum.  In the event the Base Rate is changed from time to time hereafter, the applicable rates of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.
(g)	Intent to Limit Charges to Maximum Lawful Rate.
In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender
Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from
Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.9	Collection of Accounts.
  Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, (a) shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable
Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes, and (b) shall deposit all other Collections received by
Borrower from any source immediately upon receipt in to the Lockbox
Accounts.  Borrower, Agent, and the Lockbox Banks shall enter into the
Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank.
Borrower agrees that all Collections and other amounts received by
Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account.  No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Agent.  Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the
"Agent Account") maintained by Agent at a depositary selected by Agent
(which depositary may be Fleet).
2.10	Crediting Payments; Application of Collections.
  The receipt of any Collections by Agent (whether from transfers to Agent by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise)
immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent Account or unless and until such Collection item is honored when presented for payment.  From and after the Closing Date, Agent on behalf of the Lender Group (for the ratable benefit of the Lender Group (in accordance the Lenders' Pro Rata
Shares)) shall be entitled to charge Borrower for 1 Business Day of
`clearance' or `float' at the rate set forth in Section 2.8(a) or
Section 2.8(c), as applicable, on all Collections (other than Old Bell
Atlantic Collections) that are received by Agent (regardless of whether forwarded by the Lockbox Banks to Agent, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise).  This across-the-
board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the Lender Group's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by
Borrower or the Lender Group, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections.
Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent Account on a Business Day on or before 2:30 p.m. New York time.  If any Collection item is received into the Agent Account on a non-Business Day or after 2:30 p.m. New York time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.11	Designated Account.
Agent and the Lenders are authorized to make the Advances and issue the
Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.8(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account
Bank for the purpose of receiving the proceeds of the Advances hereunder.
Unless otherwise agreed by Agent and Borrower, any Advance requested by
Borrower and made by hereunder shall be made to the Designated Account.
2.12	Maintenance of Loan Account; Statements of Obligations.
Agent shall maintain an account on its books in the name of Borrower (the
"Loan Account") on which Borrower will be charged with all Advances made by Agent or the Lenders to Borrower or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower.  In accordance with Section 2.10, the Loan Account will be credited with all payments received by Agent from Borrower or for
Borrower's account, including all amounts received in the Agent Account from any Lockbox Bank.  Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender
Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between
Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.13	Fees.
  Borrower shall pay to Agent for the ratable benefit of the Lender Group
(in accordance the Lenders' Pro Rata Shares) the following fees:
(a)	Closing Fee.  On the Closing Date, a closing fee
of $2,531,250;
(b)	Unused Line Fee.  On the first day of each month
during the term of this Agreement, an unused line fee in an amount equal to 0.5% per annum times the Average Unused Portion of the Maximum
Revolving Amount; and
(c)	Monthly Fee.  On the first day of each month, in
arrears, during the term of this Agreement, a monthly fee in an amount equal to $150,000.
3.	CONDITIONS; TERM OF AGREEMENT.
3.1	Conditions Precedent to the Initial Advance and Letter of Credit.
The obligation of the Lender Group (or any member thereof) to make the initial Advance or to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Agent, each Lender, and their respective counsel, of each of the following conditions on or before the
Closing Date:
(a)	the Closing Date shall occur on or before
September 15, 1998;
(b)	Borrower shall have delivered all financing
statements and fixture filings required by the Lender Group in the name of
Agent for the benefit of the Lender Group, duly executed by Borrower, and each Lender, to the extent it so requires, shall have received searches reflecting the filing of such financing statements and fixture filings;
(c)	Each Lender, to the extent is so requires, shall
have received each of the following documents, duly executed, and each such document shall be in full force and effect:
(i)	the Lockbox Agreements (subject to Section
3.3(g));
(ii)	the Funds Flow Agreement;
(iii)	the Pay-Off Letter, together with UCC termination
statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower that exist or existed with respect to the financing by Existing Lender that preceded this Agreement;
(iv)	the Warrants;
(v)	the Intercreditor Agreement; and
(vi)	the Deposit Account Security Agreement;
(d)	Each Lender, to the extent it so requires, shall
have received a certificate from the Clerk of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;
(e)	Each Lender, to the extent it so requires, shall
have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Clerk of
Borrower;
(f)	Each Lender, to the extent it so requires, shall
have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;
(g)	Each Lender, to the extent it so requires, shall
have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;
(h)	Each Lender, to the extent it so requires, shall
have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Agent, each Lender, and their respective counsel;
(i)	Each Lender, to the extent it so requires, shall
have received stock certificates evidencing 100% of the issued and outstanding shares of VA Sub or copies thereof, together with blank stock powers executed by Borrower with respect thereto;
(j)	[Intentionally omitted];
(k)	Each Lender, to the extent it so requires, shall
have received an opinion of Borrower's counsel in form and substance satisfactory to Agent and each Lender in their sole discretion;
(l)	[Intentionally omitted];
(m)	[Intentionally omitted];
(n)	Each Lender, to the extent it so requires, shall
have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;
(o)	Each Lender or its designees, to the extent such
Lender requires, shall have completed its field survey and valuation of the Collateral (which completion hereby is acknowledged), the results of which shall in each case be satisfactory to Agent and each Lender (which satisfactory results hereby are acknowledged by Agent and each Lender);
(p)	Each Lender, to the extent it so requires, shall
have received and approved the Closing Date Business Plan (which is hereby acknowledged by each Lender);
(q)	Agent shall have received payment of all accrued
and unpaid Lender Group Expenses;
(r)	Each Lender, to the extent it so requires, shall
have received satisfactory evidence that there has been no Material
Adverse Change in the financial condition of Borrower or the Collateral;
and
(s)	all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent, each Lender, and their respective counsel.
3.2	Conditions Precedent to all Advances and Letters of Credit.
The following shall be conditions precedent to the making of all Advances and the issuance of all Letters of Credit hereunder:
(a)	the representations and warranties contained in
this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)	no Default or Event of Default shall have occurred
and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
(c)	no injunction, writ, restraining order, or other
order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Agent, any Lender, or any of their Affiliates; and
(d)	if the covenant contained in Section 7.24 is
applicable, Borrower shall be in compliance therewith.
3.3	Conditions Subsequent.
  As conditions subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):
(a)	within 30 days of the Closing Date, deliver to
Agent the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Agent, each Lender, and their respective counsel, or binders with respect thereto (and, if only binders are provided within such 30 days, the certified policies and endorsements shall be provided within 60 days of the Closing Date);
(b)	within 90 days of the Closing Date, consummate the
Holding Company Reorganization, and deliver to Agent the Holding Company Guaranty and the Stock Pledge Agreement, in each case, duly executed by New Holding Company, together with the pledged stock certificates of Borrower and Stock Powers related thereto executed in blank; provided, however, that if within such time, Borrower has obtained approval of the Holding Company Reorganization from Borrower's board of directors and shareholders, and the Holding Company Reorganization is not consummated within such time solely because Borrower has not received approvals from such regulatory and other governmental agencies as are required to consummate the Holding Company Reorganization, then so long as Borrower is diligently proceeding with obtaining such approvals, Borrower shall have such time as is reasonably necessary to obtain comply with the provisions contained in this subsection;
(c)	within 30 days of the Closing Date, deliver to
Agent satisfactory evidence as to all material copyrighted or copyrightable works of authorship (including software and including derivative works) owned by Borrower (as opposed to works with respect to which Borrower is merely a licensee from a third party), and, if any such material copyrighted or copyrightable works exist, within 60 days of the Closing Date, the fully executed Copyright Security Agreement together with satisfactory evidence that all material copyrights of Borrower that are capable of being registered have been registered with the United States Copyright Office, and that all such copyrights and any proceeds thereof are specifically encumbered by the Copyright Security Agreement.
(d)	within 120 days of the Closing Date, deliver to
Agent and each Lender a preliminary draft of a plan for the development of the Network Services Group, and, within 180 days of the Closing Date, deliver to Agent and each Lender a fully developed plan for the development of the Network Services Group including a timetable and budget for the implementation of such plan, which such plan, timetable, and budget are reasonably satisfactory to Agent and each Lender.
(e)	use its reasonable best efforts to, within 30 days
of the Closing Date, deliver to Agent an executed Collateral Access Agreement from the landlord with respect to Borrower's new headquarters facility on Bear Hill Road in Waltham, Massachusetts.
(f)	within 30 days of the Closing Date, deliver to
Agent a general continuing guaranty executed and delivered by VA Sub with respect to the Obligations, a general security agreement executed and delivered by VA Sub securing VA Sub's obligations to the Lender Group (including those arising under the previously referenced guaranty), such financing statements with respect to VA Sub as Agent reasonably may require, and an opinion of counsel for VA Sub covering such matters as Agent reasonably may require, in each case in form and substance satisfactory to Agent.
(g)	within 7 days of the Closing Date, link the
Lockbox Account to the Agent Account, and, within 30 days of the Closing Date, establish the zero balance disbursement account arrangement currently underway between Borrower and Agent.
3.4	Term.
This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group and shall continue in full force and effect for a term ending on the date (the "Maturity Date") that is 3 years from the Closing Date, unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, the obligations of the Lender Group under this Agreement may be terminated pursuant to Section
9.1 upon the occurrence and during the continuation of an Event of
Default.
3.5	Effect of Termination.
On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, continuing security interests in the Collateral, for the benefit of the Lender Group, shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. If Borrower has sent a notice of termination pursuant to the provisions of
Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then the Lender Group may, but shall not be required to, renew this Agreement for an additional term of 1 year.
3.6	Early Termination by Borrower.
  The provisions of Section 3.4 that allow termination of this Agreement by Borrower only on the Maturity Date notwithstanding, Borrower has the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the ratable benefits of the Lender Group, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the ratable benefit of the Lender Group in an amount equal to 105% of the maximum amount of the Lender Group's obligations under outstanding Letters of Credit, or (ii) causing the original Letters of Credit to be returned to Agent) in full, together with a premium (the "Early Termination Premium") equal to the Applicable Prepayment Premium times the Maximum Revolving Amount. In the event any such notice is timely received by Agent, and Borrower thereafter fails to timely pay to Agent the amount set forth in the immediately preceding sentence, such notice shall be deemed to never have been given.
3.7	Termination Upon Event of Default.
  Subject to the last sentence of this section, if the Lender Group terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender Group's lost profits as a result thereof, Borrower shall pay to Agent, for the ratable benefit of the Lender Group, upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by the Lender Group as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations. Anything in this section to the contrary notwithstanding, no Early Termination Premium shall be payable under this section unless the Lender Group affirmatively determines in good faith than any Event of Default upon which the termination of this Agreement is premised was intentionally caused by, or permitted to occur by, Borrower for the purpose of evading payment of an Early Termination Premium that would be payable in connection with the voluntary termination by Borrower of this Agreement.
4.	CREATION OF SECURITY INTEREST.
4.1	Grant of Security Interest.
  Borrower hereby grants to Agent, for the benefit of the Lender Group a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents ("Agent's Liens"). Agent's Liens in and to the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral, except for
(a) the sale of Inventory to buyers in the ordinary course of business, or
(b) so long as no Event of Default has occurred and is continuing, dispositions of Equipment or other fixed assets which, in the aggregate during any twelve-month period, have a fair market value or book value, whichever is greater, of $1,000,000 or less, provided that (i) all proceeds thereof are remitted to Agent for application to the Obligations, or (ii) such Equipment or other fixed assets are substantially worn, damaged or obsolete, replacement Equipment or other fixed assets of like kind, function and value shall be acquired prior to or concurrently with such disposition, and such replacement Equipment or other fixed assets are free and clear of Liens other than Permitted Liens.
4.2	Negotiable Collateral.
  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.
4.3	Collection of Accounts, General Intangibles, and Negotiable
Collateral.
  At any time that an Event of Default has occurred and is continuing, Agent or Agent's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.
4.4	Delivery of Additional Documentation Required.
  At any time upon the request of Agent, Borrower shall execute and deliver to Agent, all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Agent reasonably may request, in form satisfactory to Agent, to perfect and continue perfected Agent's Liens on the Collateral (whether now owned or hereafter arising or acquired), and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.
4.5	Power of Attorney.
  Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or Agent deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, or on any notices to Bell Atlantic with respect to assignment of the Bell Atlantic Agreements pursuant to the terms thereof, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing or Agent deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Agent deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance to the extent they pertain to the Agent Priority Collateral and make all determinations and decisions with respect to such policies of insurance to the extent they pertain to the Agent Priority Collateral, and (g) at any time that an Event of Default has occurred and is continuing or Agent deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.
4.6	Right to Inspect.
  Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. So long as no Event of Default has occurred and is continuing and Agent does not deem itself insecure, audits and examinations of Borrower shall not be conducted more frequently than quarterly. The out-of-pocket costs and expenses of Agent and third parties employed or utilized by Agent in connection with such examinations and audits shall be Lender Group Expenses, provided that, so long as no Event of Default has occurred and is continuing and Agent does not deem itself insecure, Borrower's responsibility for payment of such Lender Group Expenses during any calendar year shall not exceed 15 person-days per year of such costs and expenses. Such audits and examinations may include examination and audit of Borrower's Books, discussions with representatives of Borrower, inspection and evaluation of Collateral and the perfection of Agent's Liens therein, reconcilation of reports provided by Borrower to Agent, verification of the Borrowing Base and the adequacy of any reserves, and such other matters as are customarily included within the scope of audits and examinations conducted by senior secured lenders.
5.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance or issuance of each Letter of Credit thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
5.1	No Encumbrances.
  Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.
5.2	[Intentionally Omitted].
5.3	[Intentionally Omitted].
5.4	Equipment.
  All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.
5.5	Location of Inventory and Equipment.
  The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Agent's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.
5.6	Inventory Records.
Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.
5.7	Location of Chief Executive Office; FEIN.
  The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 04-273-1202.
5.8	Due Organization and Qualification; Subsidiaries.
(a)	Borrower is duly organized and existing and in
good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.
(b)	Set forth on Schedule 5.8, is a complete and
accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of such shares that are held in Borrower's treasury. Other than as described on
Schedule 5.8, all such outstanding shares have been validly issued and, as of the Closing Date, are fully paid and nonassessable shares as to which there are no contractual preemptive rights. The issuance and sale of all such shares have been in compliance with all applicable federal and state securities laws. Other than as described on Schedule 5.8, on the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Other than as described on Schedule 5.8, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
(c)	Set forth on Schedule 5.8, is a complete and
accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)	Except as set forth on Schedule 5.8, no capital
Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.
(e)	VA Sub exists solely for the purpose of complying
with regulatory requirements of Virginia law, has no material assets other than governmental licenses and permits, and does not engage in active business operations other than proposed sales operations.
5.9	Due Authorization; No Conflict.
(a)	The execution, delivery, and performance by
Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action.
(b)	The execution, delivery, and performance by
Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.
(c)	Other than the filing of appropriate financing
statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.
(d)	This Agreement and the other Loan Documents to
which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally; provided that no representation or warranty is made in this paragraph with respect to the Deposit Account Security Agreement.
(e)	The Agent's Liens granted by Borrower to Agent,
for the benefit of the Lender Group, in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens; provided that no representation or warranty is made in this paragraph with respect to the Deposit Account Security Agreement.
5.10	Litigation.
  There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.
5.11	No Material Adverse Change.
  All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since March 31, 1998.
5.12	Fraudulent Transfer.
(a)	Borrower is Solvent.
(b)	No transfer of property is being made by Borrower
and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.
5.13	Employee Benefits.
  None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.
5.14	Environmental Condition.
  None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.
5.15	Brokerage Fees.
  No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from the Lender Group under this Agreement.
5.16	Year 2000 Compliance.
(a)	On the basis of a comprehensive inventory, review
and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of Borrower's material suppliers and vendors, Borrower's management is of the considered view that Borrower, its products, and all such suppliers and vendors will be Year 2000 Compliant before October 1, 1999.
(b)	Borrower (i) has undertaken a detailed inventory,
review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis, and
(iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.
5.17	Intellectual Property.
Borrower and each of its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses which are necessary in all material respects to conduct their respective businesses and to operate their respective properties as now conducted and operated. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not alter or impair any of such rights of Borrower or any of its Subsidiaries.
5.18	Leases.
Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to the business, operations, and financial condition of Borrower and its Subsidiaries, taken as a whole, to which any of them is a party or under which any of them is operating. All of such leases are valid and subsisting and no material default by Borrower or any of its Subsidiaries exists under any of them.
6.	AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless the Lender Group shall otherwise consent in writing, Borrower shall do all of the following:
6.1	Accounting System.
  Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Agent. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.
6.2	Collateral Reporting.
  Provide Agent with the following documents at the following times in form satisfactory to Agent: (a) on a weekly basis and, in any event, by no later than the 2nd Business Day following the last day of each week (for which purpose weeks shall be deemed to end at the close of business on each Friday) during the term of this Agreement, a detailed calculation of the Borrowing Base, (b) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent, (c) on a monthly basis and, in any event, by no later than the 25th day of each month during the term of this Agreement, (i) a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (ii) a report detailing additions to the Cisco Priority Collateral during the month most recently ended, (iii) a report of Borrower's billings, collections, and billing adjustments for the month most recently ended,
(iv) a report summarizing provisioned access line equivalents added by Borrower during the month most recently ended, and (v) a report of Borrower's revenues for the month most recently ended, (d) upon specific request, copies of invoices in connection with the Accounts, and copies of purchase orders and invoices for Inventory and Equipment acquired by Borrower, (e) upon specific request, a detailed list of Borrower's customers, and (f) such other reports as to the Collateral or the financial condition of Borrower as Agent reasonably may request from time to time. Statements evidencing monthly sales shall be mailed by Borrower to each Account Debtor.
6.3	Financial Statements, Reports, Certificates.
  Deliver to Agent, with copies to each Lender (a) as soon as available, but in any event within 45 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period (including quarterly information with respect to each month that is the end of a fiscal quarter of Borrower); provided that monthly financial statements with respect to any month that is not the last month of a fiscal quarter of Borrower need not contain all detail that would be required by GAAP, may be subject to quarter-end and year-end adjustments, and will be sufficient hereunder if they are in the same form as is submitted internally by Borrower to the senior management of Borrower, and quarterly financial statements of Borrower may be subject to year-end adjustments; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.
Together with the above, Borrower also shall deliver to Agent, with copies to each Lender, Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by the Lender Group relating to the financial condition of Borrower (including, without limitation, any oral reports regarding the status of Borrower's litigation with Bell Atlantic from time to time requested by Agent).
Each month, together with the financial statements provided pursuant to
Section 6.3(a), Borrower shall deliver to Agent, with copies to each Lender, a certificate signed by its treasurer or chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to any one or more members of the Lender Group hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes or other detail and being subject to year-end (and in the case of monthly statements for months other than the last month of a fiscal quarter of Borrower, quarter-end adjustments, and provided, further, that, with respect to such monthly statements, such certificate may be qualified by the representation that such financial statements may not be fully in compliance with GAAP but are in the same form as is provided internally by Borrower to the senior management of Borrower) and (subject to the qualifications permitted above) fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in
Section 7.20, and (iv) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or
(iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).
Subject to the limitation contained at the end of this paragraph, Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Agent and to release to Agent whatever financial information concerning Borrower that Agent may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Agent, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Agent any information they may have regarding Borrower's business affairs and financial conditions. The foregoing notwithstanding, Agent shall request any such information in the first instance from Borrower, shall give Borrower a reasonable opportunity itself to obtain such information for Agent and provide same to Agent, and shall not directly contact Borrower's auditors, accountants, or other third parties unless Borrower fails to provide the requested information within 10 days.
6.4	Tax Returns.
  Deliver to Agent copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service. Deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (a) Borrower conducts business or is required to pay any such excise tax, (b) where Borrower's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrowers, or (c) where Borrower's failure to pay any such applicable excise tax would constitute a Material Adverse Change.
6.5	Guarantor Reports.
  After the Holding Company Reorganization is consummated, cause New Holding Company to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Agent and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.
6.6	Certain Information in Connection With Acquisitions.
  Prior to making any acquisition governed by Section 7.13(a), Borrower shall provide to Agent updated Projections through the Maturity Date that give effect to such acquisition on a pro forma basis and demonstrate that Borrower will have sufficient working capital after giving effect to such acquisition to operate its business and perform the Obligations in accordance with their terms. If such acquisition is based in whole or in part on subsections 7.13(a)(C) or (D), then, before such acquisition may be consummated, Required Lenders must approve such Projections, which approval shall not unreasonably be withheld.
6.7	Title to Equipment.
  Upon Agent's request, and subject to the terms of the Intercreditor Agreement, Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment other than Cisco Priority Collateral or Equipment subject to Permitted Liens with priority over those of Agent.
6.8	Maintenance of Equipment.
  Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.
6.9	Taxes.
  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits.
6.10	Insurance.
(a)	At its expense, keep the Collateral insured
against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such reasonable amounts, as are ordinarily insured against by other owners in similar businesses. Upon the request of Agent, Borrower also shall maintain reasonable amounts of business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as reasonable amounts of insurance against larceny, embezzlement, and criminal misappropriation.
(b)	At its expense, obtain and maintain (i) insurance
of the type necessary to insure any improvements and chattels for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Agent reasonably may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each business location of Borrower, in reasonable amounts; and (iii) insurance for such other risks as Agent reasonably may require. Replacement costs, at Agent's option, may be redetermined by an insurance appraiser, satisfactory to Agent, not more frequently than once every 12 months at Borrower's cost.
(c)	All such policies of insurance shall be in such
form, with such companies, and in such amounts as may be reasonably satisfactory to Agent. All insurance required herein shall be written by companies which have a Best's rating of A for capital and X for financial stability. All hazard insurance, and such other insurance as Agent reasonably shall specify, shall contain a standard form mortgagee endorsement, or an equivalent endorsement satisfactory to Agent, showing Agent as loss payee thereof as its interests may appear, and shall contain a waiver of the insurer's right to deny coverage to Agent based on any breach of warranty by Borrower. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Agent and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or the Lender Group which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Collateral for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by the Lender Group pursuant to the Loan Documents upon the happening of an Event of Default, or (iii) any change in title or ownership of the Collateral. Upon request, Borrower shall deliver to Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.
(d)	Original policies or certificates thereof or
binders with respect thereto reasonably satisfactory to Agent evidencing such insurance shall be delivered to Agent prior to the expiration of the existing or preceding policies. Borrower shall give Agent prompt notice of any loss covered by such insurance. Subject to the terms of the Intercreditor Agreement and any rights of CISCO with respect to the adjustment of losses pertaining to the CISCO Priority Collateral, Agent shall have the exclusive right to adjust all material losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Subject to the terms of the Intercreditor Agreement with respect to the rights of CISCO as to any monies payable with respect to CISCO Priority Collateral, any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, to the extent it pertains to the Agent Priority Collateral, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations without premium, in such order or manner as Agent may elect, or shall be disbursed to Borrower under staged payment terms satisfactory to Agent for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, the Lender Group shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Agent shall determine.
(e)	Borrower shall not take out separate insurance
concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Agent is included thereon as named insured with the loss payable to Agent under a standard form mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies, or binders with respect thereto, immediately shall be provided to Agent.
6.11	No Setoffs or Counterclaims.
  Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.
6.12	Location of Inventory and Equipment.
  Keep the Inventory and Equipment only at the locations identified on
Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens on such assets and also provides to Agent a Collateral Access Agreement.
6.13	Compliance with Laws.
  Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, and all orders, judgments, or decrees of any court, in each case, other than laws, rules, regulations, orders, judgments, or decrees the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.
6.14	Employee Benefits.
(a)	Cause to be delivered to Agent, each of the
following: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.
(b)	Cause to be delivered to Agent, upon Agent's
request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan;
(iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions;
(vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and
(vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.
6.15	Leases.
(a)	Pay when due all rents and other amounts payable
under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.
(b)	With respect to each lease entered into by
Borrower after the Closing Date relative to the placement of switches or other Equipment integral to the operation of Borrower's business, Borrower shall only enter into such lease if (i) Borrower has exerted its best efforts to negotiate provisions in such lease that permit its free assignability by Borrower, (ii) subject to obtaining any required consent referred to in clause (iii) below, Borrower has executed a collateral assignment of Borrower's rights under such lease in favor of Agent for the benefit of the Lender Group,(iii) if required by the terms of such lease or applicable law, Borrower has exerted its best efforts to cause the lessor under such lease to have consented to such collateral assignment, and (iv) Borrower has exerted its best efforts to cause such lessor to enter into a Collateral Access Agreement with Agent.
6.16	Brokerage Commissions.
  Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower's obtaining financing from the Lender Group under this Agreement.
6.17	Year 2000 Compliance.
  Be Year 2000 Compliant by October 1, 1999.
6.18	Projections.
Not later than 30 days after annual budgets have been presented to the board of directors of Borrower, but in any event not later than the 90th day of the first fiscal year of Borrower to which such Projections relate, deliver to Agent Projections of Borrower, in form and substance (including as to scope and underlying assumptions) satisfactory to each Lender in its discretion, for the forthcoming 3 fiscal years of Borrower, year by year, and for the forthcoming fiscal year of Borrower, quarter by quarter, certified by the Clerk of Borrower as being true, correct, and complete and certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby.
6.19	Corporate Existence, etc.
At all time preserve and keep in full force and effect Borrower's valid corporate existence and good standing and any rights and franchises material to Borrower's businesses.
6.20	Disclosure Updates.
Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (i) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.
6.21	Modification of Standard Forms.
Promptly following the Closing Date, modify Borrower's standard forms of contracts used with its customers, on a prospective basis, expressly to provide for the assignability of Borrower's rights thereunder, and, to the maximum extent practicable, require the use of such modified forms going forward (subject to good faith negotiated changes in individual transactions, and subject to the possibility of not being able to use such forms in transactions with parties of superior bargaining power who insist on the use of different forms); provided that Borrower shall not be required to modify existing customer contracts currently in effect.
7.	NEGATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without the Lender Group's prior written consent:
7.1	Secured Indebtedness.
  Create, incur, assume, or permit to exist, directly or indirectly, any secured Indebtedness other than:
(a)	Indebtedness secured by Permitted Liens; and
(b)	refinancings, renewals, or extensions of
Indebtedness permitted under clause (a) of this Section 7.1 (and continuances of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.
7.2	Liens.
  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(b) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness; provided, however, that with respect to any refinacings, renewals, or extensions of Indebtedness to Cisco with a Person other than Cisco, the replacement Liens shall not encumber any assets or property that secured the original Indebtedness that is not Cisco Priority Collateral ).
7.3	Restrictions on Fundamental Changes.
(a)	Enter into any merger, consolidation,
reorganization, or recapitalization, or reclassify its Stock with the exception of the Holding Company Reorganization.
(b)	Liquidate, wind up, or dissolve itself (or suffer
any liquidation or dissolution).
(c)	Convey, sell, assign, lease, transfer, or
otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.
7.4	Disposal of Assets.
  Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrowers business as currently conducted, except as permitted by Section 4.1.
7.5	Change Name.
  Change Borrower's name, FEIN, corporate structure (within the meaning of
Section 9-402(7) of the Code), or identity, or add any new fictitious name.
7.6	Guarantee.
  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Agent.
7.7	Nature of Business.
  Make any change in the principal nature of Borrower's business.
Borrower shall not permit VA Sub to acquire any material assets other than governmental licenses and permits, nor to engage in active business operations other than proposed sales operations.
7.8	Prepayments and Amendments.
  To the extent repayments or redemptions are prohibited under the Intercreditor Agreement, any other intercreditor agreement, or any subordination agreement, as applicable, entered into in connection with such Indebtedness prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement. Borrower shall not enter into any amendment of the Cisco Financing Documents that would change the amortization of Borrower's obligations thereunder, as contemplated by the term sheet provided to Lenders prior to the Closing Date, without the prior written consent of the Required Lenders. Borrower shall not agree in the Cisco Financing Documents to a cross-default provision with the Loan Documents, but may agree to a cross-acceleration provision.
7.9	Cisco Transactions.
  Enter into any secured credit transaction with Cisco other than substantially in accordance with the term sheet presented by Borrower to Lenders prior to the Closing Date (provided that the aggregate amount of such transactions is not limited to $25,000,000, and may exceed such amount so long as the other terms thereof are substantially in accordance with, or more favorable to Borrower than, the other applicable provisions of such term sheet) and pursuant to Cisco Financing Documents in form and substance reasonably satisfactory to Agent.
7.10	Margin Stock.
  Use or permit the use of any of the proceeds of the Advances, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any Margin Stock (as defined in Regulation U referred to below) or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System, or cause any Advance, the application of proceeds thereof or this Agreement to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under such statutes.

7.11	Distributions.
  Except for Permitted Distributions, make (or permit New Holding Company to make) any distribution or declare or pay (or permit New Holding Company to declare or pay) any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock (or permit New Holding Company to purchase, acquire, redeem, or retire any of New Holding Company's Stock), of any class, whether now or hereafter outstanding.
7.12	Accounting Methods.
  Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agrees that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.
7.13	Investments.
(a)	 Directly or indirectly make, acquire, or incur
any liabilities (including contingent obligations), which, in the aggregate, exceed the sum of (A) $5,000,000, plus (B) $10,000,000 of Stock of Borrower or New Holding Company (but not cash or other property other than Stock of Borrower or New Holding Company), plus (C) 85% of the amount of New Capital Proceeds actually contributed by New Holding Company to Borrower after the Closing Date, plus (D) Old Bell Atlantic Collections in excess of $10,000,000 (if any), for or in connection with (i) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (ii) loans, advances, capital contributions, or transfers of property to a Person, in connection with any acquisition permitted by clause (i) or clause (iii) of this paragraph, or (iii) the acquisition of all or substantially all of the properties or assets of a Person; provided that, in the case of any acquisition of any Subsidiary, Borrower shall cause to be provided to the Lender Group a pledge of the Stock of such Subsidiary, a guaranty from such Subsidiary of the Obligations, and a first priority Lien (subject only to Permitted Liens) on the assets of such Subsidiary to secure the obligations of such Subsidiary under its previously referenced guaranty, in each case in form and substance satisfactory to Agent.
(b)	Permit New Holding Company directly or indirectly
to make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (i) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person,
(ii) loans, advances, capital contributions, or transfers of property to a Person, or (iii) the acquisition of all or substantially all of the properties or assets of a Person.
7.14	Transactions with Affiliates.
  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions set forth on Schedule 7.14, or (b) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.
7.15	Suspension.
  Suspend or go out of a substantial portion of its business.
7.16	[Intentionally Omitted].
7.17	Use of Proceeds.
(a)	Use the proceeds of the Advances made hereunder
for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes, provided, however, that until such time as Borrower obtains equipment financing pursuant to the Cisco Financing Documents or other similar vendor financing acceptable to the Lender Group, Borrower shall not use the proceeds of the Advances made hereunder for Network Capex.
(b)	Cause permit any proceeds of any Cisco Priority
Collateral to be deposited into the Lockboxes or the Lockbox Account.
7.18	Change in Location of Chief Executive Office; Inventory and
Equipment with Bailees.
  Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens and also exercises its best efforts to provide to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.
7.19	No Prohibited Transactions Under ERISA.
  Directly or indirectly:
(a)	engage, or permit any Subsidiary of Borrower to
engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;
(b)	permit to exist with respect to any Benefit Plan
any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;
(c)	fail, or permit any Subsidiary of Borrower to
fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;
(d)	terminate, or permit any Subsidiary of Borrower to
terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;
(e)	fail, or permit any Subsidiary of Borrower to
fail, to make any required contribution or payment to any Multiemployer
Plan;
(f)	fail, or permit any Subsidiary of Borrower to
fail, to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment;
(g)	amend, or permit any Subsidiary of Borrower to
amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under
Section 401(a)(29) of the IRC; or
(h)	withdraw, or permit any Subsidiary of Borrower to
withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;
which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $10,000.
7.20	Financial Covenants.
  Fail to maintain:
(a)	Minimum Revenues.  Achieve net revenues determined
in accordance with GAAP of not less than the amount set forth below for the fiscal quarter ending on the date corresponding thereto:
Fiscal Quarter Ending Date	Minimum Revenues
December 31, 1998	17,500,000
March 31, 1999	23,500,000
June 30, 1999	31,000,000
September 30, 1999	39,500,000
December 31, 1999	48,000,000
March 31, 2000	56,000,000
June 30, 2000	60,500,000
September 30, 2000	66,500,000
December 31, 2000	73,000,000
March 31, 2001	79,000,000
June 30, 2001	85,000,000

(b)	Minimum EBITDA. Achieve EBITDA of not less than
the amount shown below for the period of 6 consecutive months ending on the date corresponding thereto:
Period Ending Date	Minimum EBITDA
December 31, 1998	(18,000,000)
March 31, 1999	(18,000,000)
June 30, 1999	(18,000,000)
September 30, 1999	(18,000,000)
December 31, 1999	(14,000,000)
March 31, 2000	(11,000,000)
June 30, 2000	(11,000,000)
September 30, 2000	(11,000,000)
December 31, 2000	(6,000,000)
March 31, 2001	(0)
June 30, 2001	2,500,000

7.21	Capital Expenditures.
  Other than capital expenditures made with the proceeds of Purchase Money Indebtedness, make capital expenditures in excess of (a) for the period from the Closing Date through March 31, 2000, $32,000,000, and (b) for the period from April 1, 2000 through the Maturity Date, $87,000,000.
7.22	Minimum Provisioned Access Line Equivalents.
  Fail to cause the total number of Borrower's provisioned access line equivalents to be at least equal to the numbers set forth below with respect to and as of the dates set forth below:
Period Ending Date
	Minimum Number of Provisioned Access Line Equivalents

December 31, 1998	81,387
March 31, 1999	101,387
June 30, 1999	121,387
September 30, 1999	141,387
December 31, 1999	161,387
March 31, 2000	181,387
June 30, 2000	201,387
September 30, 2000	221,387
December 31, 2000	241,387
March 31, 2001	261,387
June 30, 2001	281,387


7.23	Violation of Material Agreements.
  Breach any material contractual obligation (including but not limited to the Bell Atlantic Agreements).
7.24	Maximum Net Funded Debt to Annualized Quarterly Revenues.
  If New Holding Company has not raised at least $50,000,000 of New Capital Proceeds on or prior to December 31, 1999, then the following additional financial covenant shall go into effect on December 31, 1999, for each of the quarterly periods specified below, until such time, if any, as New Holding Company does raise at least $50,000,000 of New Capital Proceeds. This covenant shall be measured quarterly at the end of each fiscal quarter, if any, in which it applies
(a)	To the extent this covenant is applicable, as set
forth above, Borrower shall not incur Net Funded Debt in amounts that would cause the ratio of Net Funded Debt to Annualized Quarterly Revenues to be in excess of the following ratios as of the quarter end for each of the fiscal quarters ending on the following dates:

December 31, 1999		0.57x
March 31,  2000		0.57x
June 30, 2000			0.57x
September 30, 2000		0.57x
December 31, 2000		0.50x
March 31, 2001		0.45x
June 30, 2001			0.45x

(b)	In the event that Borrower is not in compliance
with this Section 7.24(a) as of any applicable measurement date, no further Advances or Letters of Credit shall be available, and Borrower shall be prohibited from incurring any additional Indebtedness, until such time, if any, that Borrower demonstrates that it is in compliance with the ratios set forth in Section 7.24(a). During any period in which Borrower is not in compliance with the ratios set forth in Section 7.24(a), the Net Funded Debt/Annualized Quarterly Revenue ratio shall be measured weekly at the same time as the Borrowing Base is established to determine whether Borrower has come into compliance.
(c)	Notwithstanding anything to the contrary contained
in this Agreement, a breach of this Section 7.24 shall not be an Event of Default unless Borrower incurs Indebtedness in violation of Section 7.24(b) during any period when Borrower is prevented from doing so.
8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1
  If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);
8.2
  (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in any negative covenant set forth in Article 7 of this Agreement (other than Section 7.24 hereof, unless Borrower incurs any Indebtedness in breach of Section 7.24(b)), contained in any negative covenant set forth in any other Loan Document, or contained in Section 6.10 of this Agreement; or (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement (other than Section 7.24 hereof), in any of the Loan Documents, or in any other present or future agreement between Borrower and the Lender Group, other than those covered by clause (a) of this Section 8.2, and such failure or neglect, in each case, is not cured to the Lender Group's reasonable satisfaction within 15 Business Days after the sooner to occur of Borrower's receipt of notice of such failure or neglect from Agent or the date on which such failure or neglect first becomes actually known to any of the chairman of the board, chief executive officer, president, treasurer, chief financial officer, or corporate controller of Borrower; provided that if any failure or neglect referred to in this paragraph is the subject of another provision of this Section 8, in such event such other provision of this Section 8 shall govern;
8.3
If properties or assets of Borrower with an aggregate value (based on greater of cost or market) in excess of $2,000,000 are attached, seized, subjected to a writ or distress warrant, or is levied upon, or come into the possession of any third Person (provided that the Lender Group may create a reserve against the Borrowing Base for all such amounts if the aggregate value of the affected properties or assets exceeds $500,000); 8.4
If an Insolvency Proceeding is commenced by Borrower;
8.5
If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent), GSCP, and each other member of the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;
8.6
If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
8.7
If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts in an aggregate amount exceeding $2,000,000 owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof (provided that the Lender Group may create a reserve against the Borrowing Base for all such amounts if the aggregate amount thereof is in excess of $500,000);
8.8
If any judgments or other claims in an aggregate amount exceeding $2,000,000 become a Lien or encumbrance upon any of Borrower's properties or assets (provided that the Lender Group may create a reserve against the Borrowing Base for all such amounts if the aggregate amount thereof is in excess of $500,000);
8.9
If there is a default in any material agreement to which Borrower is a party with one or more third Persons and (a) the aggregate amount of Borrower's obligations under all such material agreements in which there is a default exceeds $2,000,000, and (b) such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;
8.10
If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
8.11
If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or
8.12
If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.
8.13
Except with respect to the Holding Company Reorganization, if a Change of Control occurs.
9.	THE LENDER GROUP'S RIGHTS AND REMEDIES.
9.1	Rights and Remedies.
  Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may, except to the extent otherwise expressly provided or required below, authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:
(a)	Declare all Obligations, whether evidenced by this
Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
(b)	Cease advancing money or extending credit to or
for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;
(c)	Terminate this Agreement and any of the other Loan
Documents as to any future liability or obligation of the Lender Group, but without affecting Agent's rights and security interests, for the benefit of the Lender Group, in the Collateral or the Collateral and without affecting the Obligations;
(d)	Settle or adjust disputes and claims directly with
Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;
(e)	Cause Borrower to hold all returned Inventory in
trust for the Lender Group, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of the Lender Group;
(f)	Without notice to or demand upon Borrower or any
guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;
(g)	Without notice to Borrower (such notice being
expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9-505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;
(h)	Hold, as cash collateral, any and all balances and
deposits of Borrower held by the Lender Group, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;
(i)	Ship, reclaim, recover, store, finish, maintain,
repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower is hereby grants to Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;
(j)	Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
(k)	Agent shall give notice of the disposition of the
Collateral as follows:
(i)	Agent shall give Borrower and each holder of a
security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time
and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;
(ii)	The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section
12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private
sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the
Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.  Notice to Persons other than Borrower claiming an
interest in the Collateral shall be sent to such addresses as they have furnished to Agent;
(iii)	If the sale is to be a public sale, Agent also
shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a
newspaper of general circulation in the county in which the
sale is to be held;
(l)	The Lender Group may credit bid and purchase at
any public sale; and
(m)	The Lender Group shall have all other rights and
remedies available to it at law or in equity pursuant to any other Loan Documents; and
(n)	Any deficiency that exists after disposition of
the Collateral as provided above will be paid immediately by Borrower.
Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.
9.2	Remedies Cumulative.
  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.	TAXES AND EXPENSES.
If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
11.	WAIVERS; INDEMNIFICATION.
11.1	Demand; Protest; etc.
  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
11.2	The Lender Group's Liability for Collateral.
  Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under Section 9-207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person; and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
11.3	Indemnification.
  Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.
12.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to the relevant party, as the case may be, at its address set forth below:
		If to Borrower:	CTC COMMUNICATIONS CORP.
					360 Second Avenue
					Waltham, Massachusetts 02451
					Attn: 	Mr. Steven Jones
					Fax No. 781.890.1613
		with copies to:	ROPES & GRAY
					One International Place
					Boston, Massachusetts 02110
					Attn:	David A. McKay, Esq., and
						Mary E. Weber, Esq.
					Fax No. 617.951.7050

		and to:			Leonard Glass, Esq.
					45 Central Avenue
					Tenafly, New Jersey  07670
					Fax No. 201.894.1718

		If to GSCP or
		Arrangement,
		Structuring, and
		Syndication Agent:	GOLDMAN SACHS CREDIT PARTNERS L.P.
					85 Broad Street
					New York, New York 10004
					Attn:  Mr. Craig F. Noell
					Fax No. 212.902.3757
		with copies to:	BROBECK, PHLEGER & HARRISON LLP
					550 South Hope Street
					Los Angeles, California 90071
					Attn:  John Francis Hilson, Esq.
Fax No. 213.745.3345
	(counsel to GSCP only)
		If to Fleet
 or Agent:		FLEET NATIONAL BANK
					One Federal Street
					Boston, Massachusetts 02110
					Attn: 	Christine Campanelli, Vice
President
					Fax No. 617.346.4346
		with copies to:	PALMER & DODGE
					One Beacon Street
					Boston, Massachusetts  02108
					Attn:  George Ticknor, Esq.
					Fax No. 617.227.4420

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties. All notices or demands sent in accordance with this
Section 12, other than notices by the Lender Group in connection with Sections 9-504 or 9-505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with Sections 9-504 or 9-505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE REQUIRED LENDERS' OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE REQUIRED LENDERS ELECT TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.
BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14.	DESTRUCTION OF BORROWER'S DOCUMENTS.
All documents, schedules, invoices, agings, or other papers delivered to any one or more members of the Lender Group may be destroyed or otherwise disposed of by such member of the Lender Group 4 months after they are delivered to or received by such member of the Lender Group, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.
15.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
15.1	Assignments and Participations.
(a)	Any Lender may, with the written consent of Agent,
assign and delegate to one or more assignees (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee) (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance; and (iii) the assignor Lender or Assignee has paid to Agent for Agent's sole and separate account a processing fee in the amount of $2,500. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Anything in the Loan Documents to the contrary notwithstanding, any rights of GSCP with respect to participation in activities of the boards of directors of Borrower and/or New Holding Company are personal rights of GSCP that are not assignable.
(b)	From and after the date that Agent notifies the
assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.
(c)	By executing and delivering an Assignment and
Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)	Immediately upon each Assignee's making its
processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)	Any Lender may at any time, with the written
consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations,
(iii) Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)	In connection with any such assignment or
participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower's business.
(g)	Any other provision in this Agreement
notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR sec. 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
15.2	Successors.
  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 15.1 hereof and, except as expressly required pursuant to Section 15.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.
16.	AMENDMENTS; WAIVERS.
16.1	Amendments and Waivers.
  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:
(a)	increase or extend the Commitment of any Lender;
(b)	postpone or delay any date fixed by this Agreement
or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
(c)	reduce the principal of, or the rate of interest
specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
(d)	change the percentage of the Commitments that is
required for the Lenders or any of them to take any action hereunder;
(e)	amend this Section or any provision of the
Agreement providing for consent or other action by all Lenders;
(f)	release Liens on Collateral other than as
permitted by Section 17.11;
(g)	change the definition of "Required Lenders";
(h)	release Borrower from any Obligation for the
payment of money, or consent to any assignment or transfer by Borrower of any Obligation;
(i)	amend any of the provisions of Sections 16 or  17;
or
(j)	release any guarantor from its obligations under a
guaranty.
and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.
16.2	No Waivers; Cumulative Remedies.
  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.
17.	AGENT; THE LENDER GROUP.
17.1	Appointment and Authorization of Agent.
  Each Lender hereby designates and appoints GSCP and Fleet as its agents under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent and Arrangement, Structuring, and Syndication Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent and Arrangement, Structuring, and Syndication Agent agree to act as such on the express conditions contained in this Section 17. The provisions of this Section 17 are solely for the benefit of Agent, Arrangement, Structuring and Syndication Agent, and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein; provided, however, that certain of the provisions of Section 17.10 hereof also shall be for the benefit of Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor Arrangement, Structuring, and Syndication Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall Agent nor Arrangement, Structuring, and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or Arrangement, Structuring, and Syndication Agent; it being expressly understood and agreed that the use of the words "Agent" and "Arrangement, Structuring, and Syndication Agent" is for convenience only, that Fleet and GSCP are merely the representatives of the Lenders, and have only the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent and Arrangement, Structuring, and Syndication Agent shall have and may use their sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent or Arrangement, Structuring, and Syndication Agent, as applicable, is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
17.2	Delegation of Duties.
  Except as otherwise provided in this section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct.
17.3	Liability of Agent.
  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or
(ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates. The foregoing notwithstanding, nothing in this section is intended to create a standard of care or impose liability on any Agent-Related Person that would not otherwise exist but for this section.
17.4	Reliance by Agent.
  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
17.5	Notice of Default or Event of Default.
  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
17.6	Credit Decision.
  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.
Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
17.7	Costs and Expenses; Indemnification.
  Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
17.8	Agent in Individual Capacity.
  Fleet, GSCP, and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though GSCP and Fleet were not agents hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, GSCP, Fleet, or their Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them. The terms "Lender" and "Lenders" include GSCP and Fleet in their individual capacities.
17.9	Successor Agent.
  Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
17.10	Withholding Tax.
(a)	If any Lender is a "foreign corporation,
partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:
(i)	if such Lender claims an exemption from, or a
reduction of, withholding tax under a United States tax
treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;
(ii)	if such Lender claims that interest paid under
this Agreement is exempt from United States withholding tax
because it is effectively connected with a United States trade or business of such Lender, two properly completed and
executed copies of IRS Form 4224 before the payment of any
interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which
interest may be paid under this Agreement, and IRS Form W-9;
and
(iii)	such other form or forms as may be required under
the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding
tax.
Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(b)	If any Lender claims exemption from, or reduction
of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form 1001 as no longer valid.
(c)	If any Lender claiming exemption from United
States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.
(d)	If any Lender is entitled to a reduction in the
applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(e)	If the IRS or any other Governmental Authority of
the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
17.11	Collateral Matters.
(a)	The Lenders hereby irrevocably authorize Agent, at
its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the security interest was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(b)	Agent shall have no obligation whatsoever to any
of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
17.12	Restrictions on Actions by Lenders; Sharing of Payments.
(a)	Each of the Lenders agrees that it shall not,
without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.
(b)	Subject to Section 17.8, if, at any time or times
any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
17.13	Agency for Perfection.
  Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.
17.14	Payments by Agent to the Lenders.
  All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.
17.15	Concerning the Collateral and Related Loan Documents.
  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
17.16	Field Audits and Examination Reports; Confidentiality; Disclaimers
by Lenders; Other Reports and Information.
By signing this Agreement, each Lender:
(a)	is deemed to have requested that Agent furnish
such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or for Agent, and Agent shall so furnish each Lender with such Reports;
(b)	expressly agrees and acknowledges that neither
GSCP nor Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;
(c)	expressly agrees and acknowledges that the Reports
are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower's books and records, as well as on representations of Borrower's personnel;
(d)	agrees to keep all Reports and other material,
non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and
(e)	without limiting the generality of any other
indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) Any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof from Borrower; (y) To the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender; and (z) Any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
17.17	Several Obligations; No Liability
  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
18.	GENERAL PROVISIONS.
18.1	Effectiveness.
  This Agreement shall be binding and deemed effective when executed by Borrower and each member of the Lender Group whose signature is provided for on the signature pages hereof.
18.2	Section Headings.
  Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.
18.3	Interpretation.
  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
18.4	Severability of Provisions.
  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
18.5	Amendments in Writing.
  This Agreement can only be amended by a writing signed by Agent, the Required Lenders, and Borrower.
18.6	Counterparts; Telefacsimile Execution.
  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
18.7	Revival and Reinstatement of Obligations.
  If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
18.8	Integration.
  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
[Signature page to follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


CTC COMMUNICATIONS CORP.
	a Massachusetts corporation


By
Title:

FLEET NATIONAL BANK,
	a national banking association, as Agent, and as a Lender


By
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.,
	a Bermuda limited partnership, as Arrangement, Structuring, and Syndication Agent and as a Lender


By
Title:	Authorized Signatory